Exhibit 10.7

AMENDMENT NO. 2 TO THE SEABOARD CORPORATION
NON-QUALIFIED DEFERRED COMPENSATION PLAN

This Amendment is made this 2nd day of January, 2019, by Seaboard Corporation, a Delaware corporation (the "Company").

RECITALS

WHEREAS, the Company maintains the Seaboard Corporation Non-Qualified Deferred Compensation Plan, originally effective September 1, 2005 (the "Plan");

WHEREAS, the Company desires to amend the Plan to memorialize that the Plan has been "frozen" effective as of January 1, 2019, such that no additional contributions, whether in the form of employee elective deferrals or employer contributions (i.e., "Company Contributions" under the Plan), and relating to compensation earned after December 31, 2018, will be made to the Plan;

WHEREAS, to the extent a Deferral or Company Contribution relating to Compensation earned before January 1, 2019, was not made by December 31, 2018 (e.g., 2018 performance bonuses), such contribution (in the form of a credit to the applicable Participant's Account), must be made no later than March 15, 2019;

WHEREAS, all Plan Accounts existing as of December 31, 2018, will continue to experience an Investment Return (as defined in the Plan) and be distributed in accordance with the Plan and any Participant investment or deferral election as in effect on December 31, 2018, as the same may be amended as permitted in accordance with the existing terms of Plan and Section 409A of the Internal Revenue Code;

WHEREAS, no other amendment to the Plan shall be permissible to the extent such amendment would constitute a "material amendment" to the Plan under IRS Notice 2018-68 and any successor or additional Treasury Regulations promulgated relating to the same; and

WHEREAS, the Board may amend the Plan in its sole discretion at any time in accordance with Article VIII of the Plan;

NOW, THEREFORE, the Company hereby amends the Plan, effective January 1, 2019:

1.   Article I of the Plan is amended by inserting the following paragraph after the existing paragraph in Article I.

“Notwithstanding any provision in this Plan to the contrary, effective January 1, 2019, the Plan was "frozen" such that (i) no individual that is not a Participant in the Plan on December 31, 2018, may become an  Eligible Employee and Participant in the Plan after December 31, 2018, and (ii) no additional contributions, including Deferrals and Company Contributions, shall be made to the Plan relating to Compensation earned after December 31, 2018. After March 15, 2019, no additional contributions, including Deferral and Company Contributions, relating to Compensation earned before January 1, 2019, shall be made to the Plan.  All Plan Accounts shall continue to be credited or debited with Investment Returns (as defined in the Plan) and be distributed in accordance with the Plan and/or any Distribution Preference Election. All other Plan provisions consistent with the above shall remain in full force and effect.”

2.   Article VIII of the Plan is hereby amended by adding the following sentence at the end of Article VIII.

"Notwithstanding the foregoing, no amendment to the Plan shall be effective if such amendment constitutes a "material modification" of the Plan under IRS Notice 2018-68 and any successor or additional Treasury Regulations promulgated relating to the same."

3.   Article X of the Plan is hereby amended by deleting in its entirety the introductory sentence in Article X and replacing it with the following sentence:

"This Article X applies to any person claiming a benefit other than a benefit relating to a Disability.  Any claim for benefits under this Plan relating to a Disability shall be governed by separate claims procedures from those provided in Article X, which separate procedures shall be available upon request to the Committee."

The Company has caused this Amendment to be executed the day and year first above written.

SEABOARD CORPORATION

By:	/s/ Steven J. Bresky
Steven J. Bresky
President